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                                                                      Exhibit 2




                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               December 14, 1998

                                 by and between

                           SKY FINANCIAL GROUP, INC.

                                      and

                          FIRST WESTERN BANCORP, INC.



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                                TABLE OF CONTENTS

                                                                            Page

   RECITALS .........................................................          1

                          ARTICLE I Certain Definitions

   1.01      Certain Definitions ....................................          1

                              ARTICLE II The Merger

   2.01      The Parent Merger ......................................          6
   2.02      The Subsidiary Merger ..................................          7
   2.03      Effectiveness of Parent Merger .........................          7
   2.04      Effective Date and Effective Time ......................          7

                 ARTICLE III Consideration; Exchange Procedures

   3.01      Merger Consideration ...................................          8
   3.02      Rights as Stockholders, Stock Transfers ................          8
   3.03      Fractional Shares ......................................          8
   3.04      Exchange Procedures ....................................          9
   3.05      Anti-Dilution Provisions ...............................         10
   3.06      Options ................................................         10

                     ARTICLE IV Actions Pending Acquisition

   4.01      Forbearances of FWB ....................................         11
   4.02      Forbearances of SFG ....................................         13

                    ARTICLE V Representations and Warranties

   5.01      Disclosure Schedules ...................................         14
   5.02      Standard ...............................................         14
   5.03      Representations and Warranties of FWB ..................         14
   5.04      Representations and Warranties of SFG ..................         25

                              ARTICLE VI Covenants

   6.01      Reasonable Best Efforts .................................        32
   6.02      Stockholder Approvals ...................................        33
   6.03      Registration Statement ..................................        33
   6.04      Press Release ...........................................        34
   6.05      Access; Information .....................................        34




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   6.06      Acquisition Proposals....................................        35
   6.07      Affiliate Agreements ....................................        35
   6.08      Takeover Laws ...........................................        35
   6.09      Certain Policies ........................................        36
   6.10      NASDAQ Listing ..........................................        36
   6.11      Regulatory Applications .................................        36
   6.12      Indemnification .........................................        37
   6.13      Opportunity of Employment; Employee Benefits ............        37
   6.14      Notification of Certain Matters .........................        38
   6.15      Dividend Coordination ...................................        38
   6.16      SFG Board Representation ................................        38
   6.17      Resulting Bank Board Representation .....................        38
   6.18      Formation of Advisory Board .............................        38
   6.19      Accounting and Tax Treatment ............................        38
   6.20      No Breaches of Representations and Warranties ...........        39
   6.21      Consents.................................................        39
   6.22      Insurance Coverage ......................................        39
   6.23      Correction of Information ...............................        39
   6.24      Confidentiality .........................................        39
   6.25      Supplemental Assurances .................................        39
   6.26      Employment Agreement ....................................        40

              ARTICLE VII Conditions to Consummation of the Merger

   7.01      Conditions to Each Party's Obligation to Effect the Merger       40
   7.02      Conditions to Obligation of FWB..........................        41
   7.03      Conditions to Obligation of SFG..........................        42

                                ARTICLE VIII Termination

   8.01      Termination..............................................        43
   8.02      Effect of Termination and Abandonment....................        44

                                ARTICLE IX Miscellaneous


   9.01      Survival.................................................        44
   9.02      Waiver; Amendment........................................        45
   9.03      Counterparts.............................................        45
   9.04      Governing Law............................................        45
   9.05      Expenses.................................................        45
   9.06      Notices..................................................        45
   9.07      Entire Understanding; No Third Party Beneficiaries.......        47
   9.08      Interpretation; Effect...................................        47
   9.09      Waiver of Jury Trial.....................................        47


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EXHIBIT A         Form of Stock Option Agreement
EXHIBIT B         Form of FWB Affiliate Agreement
EXHIBIT C         Procedure Regarding Section 8.01(e) of the Agreement



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         AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1998 (this
"Agreement"), is by and between Sky Financial Group, Inc. ("SFG") and First Western Bancorp, Inc. ("FWB").

                                    RECITALS

         A. FWB. FWB is a Pennsylvania corporation, having its principal place of business in New Castle, Pennsylvania.

         B. SFG. SFG is an Ohio corporation, having its principal place of business in Bowling Green, Ohio.

         C. Stock Option Agreement. As an inducement to the willingness of SFG to continue to pursue the transactions contemplated by this Agreement, FWB intends to grant to SFG an option pursuant to a stock option agreement, in substantially the form of Exhibit A.

         D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be accounted for under the "pooling-of-interests" accounting method and that each be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         E. Board Action. The respective Boards of Directors of each of SFG and FWB have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combinations provided for herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:



                  "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FWB or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, FWB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                  "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.


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                  "Agreement to Merge" has the meaning set forth in Section
         2.02.

                  "Bank" means First Western Bank, National Association, a wholly-owned subsidiary of FWB.

                  "BHCA" means the Bank Holding Company Act of 1956, as amended.

                  "CBC" means The Citizens Banking Company, an Ohio banking corporation which is a wholly-owned subsidiary of SFG.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Compensation and Benefit Plans" has the meaning set forth in
         Section 5.03(m).

                  "Consultants" has the meaning set forth in Section 5.03(m).

                  "Costs" has the meaning set forth in Section 6.12(a).

                  "Directors" has the meaning set forth in Section 5.03(m).

                  "Disclosure Schedule" has the meaning set forth in Section
         5.01.

                  "Dissenting Shares" means any shares of FWB Common Stock held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the PBCL.

                  "DSCP" means the Department of State of the Commonwealth of Pennsylvania.

                  "Effective Date" means the date on which the Effective Time occurs.

                  "Effective Time" means the effective time of the Merger, as provided for in Section 2.04.

                  "Employees" has the meaning set forth in Section 5.03(m).

                  "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" has the meaning set forth in Section
         5.03(m).

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                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Exchange Agent" has the meaning set forth in Section 3.04.

                  "Exchange Fund" has the meaning set forth in Section 3.04.

                  "Exchange Ratio" has the meaning set forth in Section 3.01.

                  "FFIEC" means Federal Financial Institutions Examination Committee.

                  "FWB" has the meaning set forth in the preamble to this Agreement.

                  "FWB Articles" means the Articles of Incorporation of FWB.

                  "FWB Affiliate" has the meaning set forth in Section 6.07(a).

                  "FWB Board" means the Board of Directors of FWB.

                  "FWB By-Laws" means the By-Laws of FWB.

                  "FWB Common Stock" means the common stock, par value $5.00 per share, of FWB.

                  "FWB Meeting" has the meaning set forth in Section 6.02.

                  "FWB Preferred Stock" means the preferred stock, without par value, of FWB.

                  "FWB SEC Documents" has the meaning set forth in Section 5.03(g).

                  "FWB Stock" means FWB Common Stock and FWB Preferred Stock.

                  "FWB Stock Option" has the meaning set forth in Section 3.06.

                  "FWB Stock Plans" means the option plans and agreements of FWB and its Subsidiaries pursuant to which rights to purchase FWB Common Stock are outstanding immediately prior to the Effective Time pursuant to the Incentive Stock Option Plan for Key Officers and the Equity Compensation Plan for Non-Employee Directors of First Western Bancorp, Inc. and First Western Bank, National Association.

                  "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

                  "Indemnified Party" has the meaning set forth in Section 6.12(a).

                  "IRS" has the meaning set forth in Section 5.03(m).


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                  The term "knowledge" means, with respect to a party hereto, actual knowledge of any officer of that party with the title of not less than a senior vice president and that party's in-house counsel, if any.

                  "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

                  "Material Adverse Effect" means, with respect to SFG or FWB, any effect that (i) is material and adverse to the financial position, results of operations or business of SFG and its Subsidiaries taken as a whole, or FWB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either SFG or FWB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

                  "Merger" collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.01 and Section 2.02, respectively.

                  "Merger Consideration" has the meaning set forth in Section 2.01.

                  "NASDAQ" means The NASDAQ Stock Market, Inc.'s National Market System.

                  "New Certificate" has the meaning set forth in Section 3.04.

                  "NASD" means The National Association of Securities Dealers.

                  "OCC" means The Office of the Comptroller of the Currency.

                  "OGCL" means the Ohio General Corporation Law.

                  "Old Certificate" has the meaning set forth in Section 3.04.

                  "OSS " means the Office of the Secretary of State of the State of Ohio.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

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                  "PBCL" means the Pennsylvania Business Corporation Law of
         1988, as amended.

                  "PDB" means the Pennsylvania Department of Banking.

                  "Parent Merger" has the meaning set forth in Section 2.01.

                  "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

                  "Pension Plan" has the meaning set forth in Section 5.03(m).

                  "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

                  "Proxy/Prospectus" has the meaning set forth in Section 6.03.

                  "Proxy Statement" has the meaning set forth in Section 6.03.

                  "Registration Statement" has the meaning set forth in Section 6.03.

                  "Regulatory Authority" has the meaning set forth in Section 5.03(i).

                  "Replacement Option" has the meaning set forth in Section
         3.06.

                  "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

                  "Resulting Bank" has the meaning set forth in Section 2.02.

                  "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

                  "SEC" means the Securities and Exchange Commission.

                  "SFG" has the meaning set forth in the preamble to this Agreement.

                  "SFG Articles" means the Articles of Incorporation of SFG, as amended.

                  "SFG Board" means the Board of Directors of SFG.

                  "SFG Code" means the Code of Regulations of SFG, as amended.

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                  "SFG Common Stock" means the common stock, without par value, of SFG.

                  "SFG Meeting" has the meaning set forth in Section 6.02.

                  "SFG SEC Documents" has the meaning set forth in Section 5.04(g).

                  "SFG Stock" means the SFG Common Stock and SFG serial preferred stock.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Stock Option Agreement" has the meaning set forth in Recital
         C.

                  "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

                  "Surviving Corporation" has the meaning set forth in Section 2.01.

                  "Takeover Laws" has the meaning set forth in Section 5.03
         (o).

                  "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

                  "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

                  "Treasury Stock" shall mean shares of FWB Stock held by FWB or any of its Subsidiaries or by SFG or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

         2.01 THE PARENT MERGER. At the Effective Time, FWB shall merge with and into SFG (the "Parent Merger"), the separate corporate existence of FWB shall cease and SFG shall



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survive and continue to exist as an Ohio corporation (SFG, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the "Surviving Corporation"). SFG may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of FWB Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of FWB's stockholders as a result of receiving the Merger Consideration or the Merger qualifying for "pooling-of-interests" accounting treatment or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         2.02 THE SUBSIDIARY MERGER. At the time specified by CBC in its certificate of merger filed with the OSS (which shall not be earlier than the Effective Time), Bank shall merge with and into CBC (the "Subsidiary Merger") pursuant to an agreement to merge (the "Agreement to Merge") to be executed by Bank and CBC and filed with the OSS, the OCC and the PBD, as required. Upon consummation of the Subsidiary Merger, the separate corporate existence of Bank shall cease and CBC shall survive and continue to exist as a state banking corporation (CBC, as the resulting bank in the Subsidiary Merger, sometimes being referred to herein as the "Resulting Bank"). (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to as the "Merger".)

         2.03 EFFECTIVENESS OF PARENT MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a certificate of merger and in the office of the DSCP of articles of merger in accordance with Section 1701.81 of the OGCL and Section 1928 of the PBCL, respectively, or such later date and time as may be set forth in such filings. The Parent Merger shall have the effects prescribed in the OGCL.

         2.04 EFFECTIVE DATE AND EFFECTIVE TIME. Effective Date and Effective Time . Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the parties shall cause the effective date of the Parent Merger (the "Effective Date") to occur on (i) the third business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of SFG, on the last business day of the month in which such third business day occurs or, if such third business day occurs within the last three business days of such month, on the last business day of the succeeding month; provided, no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Parent Merger shall become effective is referred to as the "Effective Time."


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                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

         (a) OUTSTANDING FWB COMMON STOCK AND FWB RIGHTS. Each share, excluding Treasury Stock and Dissenting Shares, of FWB Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 1.211 shares of SFG Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05. One preferred share purchase right issuable pursuant to the Shareholder Rights Agreement dated as of July 21, 1998 between SFG and The Citizens Banking
Company or any other purchase right issued in substitution thereof (the "SFG Rights") shall be issued together with and shall attach to each share of SFG Common Stock issued pursuant to this Section 3.01(a).

         (b) TREASURY SHARES. Each share of FWB Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (c) OUTSTANDING SFG STOCK. Each share of SFG Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Parent Merger.

         3.02 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of FWB Common Stock shall cease to be, and shall have no rights as, stockholders of FWB, other than to receive any dividend or other distribution with respect to such FWB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III, and appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of FWB or the Surviving Corporation of any shares of FWB Stock.

         3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of SFG Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger; instead, SFG shall pay to each holder of FWB Common Stock who would otherwise be entitled to a fractional share of SFG Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of SFG
Common Stock to which the holder would be entitled by the last sale price of SFG Common Stock, as reported by the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the NASDAQ trading day immediately preceding the Effective Date.

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         3.04  EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, SFG shall deposit, or shall cause to be deposited, with Bank of New York (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of FWB Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of SFG Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of FWB Common Stock.

         (b) As promptly as practicable after the Effective Date, SFG shall send or cause to be sent to each former holder of record of shares of FWB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. SFG shall cause the New Certificates into which shares of a stockholder's FWB Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of FWB Common Stock (or an indemnity affidavit reasonably satisfactory to SFG and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

         (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of FWB Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) No dividends or other distributions with respect to SFG Common Stock with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing shares of FWB Common Stock converted in the Parent Merger into the right to receive shares of such SFG Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this
Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofor had become payable with respect to shares of SFG Common Stock such holder had the right to receive upon surrender of the Old Certificates.

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FWB for six months after the Effective Time shall be paid to SFG. Any stockholders of FWB who have not theretofor complied with this Article III shall thereafter look only to SFG for payment of the shares of SFG Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on SFG Common Stock deliverable in respect of each share of FWB Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

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

         3.05 ANTI-DILUTION PROVISIONS. In the event SFG changes (or establishes a record date for changing) the number of shares of SFG Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding SFG Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         3.06 OPTIONS. (a) At the Effective Time, each outstanding option to purchase shares of FWB Common Stock under the FWB Stock Plans (each, a "FWB Stock Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such FWB Stock Option, the number of shares of SFG Common Stock equal to (i) the number of shares of FWB Common Stock subject to the FWB Stock Option, multiplied by
(ii) the Exchange Ratio (such product rounded to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of FWB Common Stock which were purchasable pursuant to such FWB Stock Option divided by (z) the number of full shares of SFG Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each FWB Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, FWB shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the FWB Stock Plans to permit the replacement of the outstanding FWB Stock Options by SFG pursuant to this Section and to permit SFG to assume the FWB Stock Plans. FWB shall further take all action necessary to amend the FWB Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, SFG shall assume the FWB Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that SFG shall have no obligation with respect to any awards under the FWB Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed FWB Stock Plans.

         (b) At all times after the Effective Time, SFG shall reserve for issuance such number of shares of SFG Common Stock as necessary so as to permit the exercise of the Replacement Options in the manner contemplated by this Agreement and the instruments pursuant to which the corresponding FWB Stock Options were granted. SFG shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and SFG shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and subsequent sale of such shares.

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                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

         4.01 FOREBEARANCES OF FWB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of SFG, FWB will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of FWB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon FWB's ability to perform any of its material obligations under this Agreement.

         (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof and options for up to 60,000 shares of FWB Common Stock to be issuable under FWB's Stock Plans, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of FWB Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of FWB Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

         (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on FWB Stock in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates as indicated in Section
6.15 hereof, and (B) dividends from wholly owned Subsidiaries to FWB, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

         (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of FWB or its Subsidiaries (other than the normal extension of the four existing change of control agreements with senior management), or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except
(i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice. FWB shall have available, to facilitate retention of FWB employees, a bonus pool of up to $1 million for key employees of FWB for use or commitment prior to the Closing Date, it being understood and agreed that the designation of such employees and the amount of the bonus payable to each of them shall be subject to the prior reasonable approval of SFG.

         (e) Benefit Plans. Enter into, establish, adopt or amend ((i) except for a proposed amendment regarding early retirement under the existing defined contribution plan which in any event will not materially increase FWB's funding obligation thereunder, (ii) as may be required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of FWB or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

         (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

         (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

         (h) Governing Documents. Amend the FWB Articles, FWB By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of FWB's Subsidiaries, except for immaterial by-law amendments Previously Disclosed to SFG.

         (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts, except for a proposed contract with Marshall & Islay for trust accounting services.

         (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to FWB and its Subsidiaries, taken as a whole.

         (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in
(i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the

Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (m)  Risk Management. Except pursuant to applicable law or regulation,
(i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

         (o)  Commitments. Agree or commit to do any of the foregoing.

         4.02 FORBEARANCES OF SFG. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of FWB, SFG will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of SFG and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon SFG's ability to perform any of its material obligations under this Agreement.

         (b) Preservation. Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

         (c) Extraordinary Dividends. Make, declare, pay or set aside for payment any dividend other than normal quarterly dividends in accordance with past practice.

         (d) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (e) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to SFG and its Subsidiaries, taken as a whole.

         (f) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the

Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of SFG to exercise its rights under the Stock Option Agreement.

         (g)  Risk Management. Except pursuant to applicable law or regulation,
(i) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (h)  Commitments. Agree or commit to do any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, SFG has delivered to FWB a schedule and FWB has delivered to SFG a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section
5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. FWB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on FWB arising solely from actions taken in compliance with a written request of SFG.

         5.02 STANDARD. No representation or warranty of FWB or SFG contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

         5.03 REPRESENTATIONS AND WARRANTIES OF FWB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, FWB hereby represents and warrants to SFG:

         (a) ORGANIZATION, STANDING AND AUTHORITY. FWB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. FWB is registered as a bank holding company under the BHCA. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Bank is duly qualified to do business and is in good standing in the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) CAPITAL STRUCTURE OF FWB. As of November 30, 1998, the authorized capital stock of FWB consisted solely of 20,000,000 shares of FWB Common Stock, of which 11,863,813 shares were outstanding as of November 30, 1998 (of which 685,273 shares are held as Treasury Stock and 42,858 shares are unallocated shares held in FWB's Employee Stock Ownership Plan ("ESOP")) and 4,000,000 shares of FWB Preferred Stock, of which none were outstanding as of November 30, 1998. The outstanding shares of FWB Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of November 30, 1998, except as Previously Disclosed in its Disclosure Schedule, (i) there were no shares of FWB Common Stock authorized and reserved for issuance, (ii) FWB did not have any Rights issued or outstanding with respect to FWB Common Stock, and (iii) FWB did not have any commitment to authorize, issue or sell any FWB Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The number of shares of FWB Common Stock which were issuable and reserved for issuance upon exercise of FWB Stock Options as of November 30, 1998 were Previously Disclosed in FWB's Disclosure Schedule.

         (c) SUBSIDIARIES. (i)(A) FWB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) except as Previously Disclosed, no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) except as Previously Disclosed, there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) except as Previously Disclosed, all the equity securities of each Subsidiary held by FWB or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by FWB or its Subsidiaries free and clear of any Liens.

                  (ii) FWB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

                  (iii) Each of FWB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) CORPORATE POWER; AUTHORIZED AND EFFECTIVE AGREEMENT. Each of FWB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; FWB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement; and Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

         (e) CORPORATE AUTHORITY. Subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of FWB Common Stock entitled to vote thereon (which is the only stockholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of FWB and the FWB Board prior to the date hereof. The Agreement to Merge, when executed by Bank, shall have been approved by the Board of Directors of Bank and by the FWB Board, as the sole stockholder of Bank. This Agreement is a valid and legally binding obligation of FWB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The FWB Board has received the written opinion of Sandler O'Neill & Partners, L.P. to the effect that as of the date hereof the consideration to be received by the holders of FWB Common Stock in the Parent Merger is fair to the holders of FWB Common Stock from a financial point of view.

         (f) REGULATORY FILINGS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FWB or any of its Subsidiaries in connection with the execution, delivery or performance by FWB of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the certificate of merger with the OSS and the articles of merger with the DSCP pursuant to the OGCL and the PBCL. As of the date hereof, FWB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt of the regulatory and stockholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of FWB or of any of its Subsidiaries or to which FWB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the FWB Articles or the FWB By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) FWB's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under
Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "FWB SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of FWB and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such FWB SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of FWB and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (ii) Since December 31, 1997, FWB and its Subsidiaries have not incurred any material liability not disclosed in FWB's SEC Documents, other than in the ordinary course of business consistent with past practice.

                  (iii) Since December 31, 1997, except as disclosed in the FWB SEC Documents, (A) FWB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FWB.

         (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against FWB or any of its Subsidiaries and, to FWB's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i)      REGULATORY MATTERS.

                  (i) Neither FWB nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

                  (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j)  COMPLIANCE WITH LAWS. Each of FWB and its Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FWB's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 1997, no notification or communication from any Governmental Authority (A) asserting that FWB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to FWB's knowledge, do any grounds for any of the foregoing exist).

         (k) MATERIAL CONTRACTS; DEFAULTS. Except for this Agreement, the Stock Option Agreement, those agreements and other documents filed as exhibits to the FWB SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item
601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) NO BROKERS. No action has been taken by FWB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for a fee to be paid to Sandler O'Neill & Partners, L.P.

         (m) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(m)(i) of FWB's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to by FWB or any of its Subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of FWB or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither FWB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement.

                  (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under
Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and FWB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of FWB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither FWB nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject FWB or any of its Subsidiaries to a tax or penalty imposed by either Section

4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by FWB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with FWB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of FWB, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to FWB's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of FWB, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which FWB or any of its Subsidiaries is a party have been timely made or have been reflected on FWB's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of FWB, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                  (v) Neither FWB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by FWB or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                  (vi) FWB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

                  (vii) With respect to each Compensation and Benefit Plan, if applicable, FWB has provided or made available to SFG, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (viii) Except as disclosed on Section 5.03(m)(viii) of FWB's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  (ix) Except as disclosed on Section 5.03(m)(ix) of FWB's Disclosure Schedule, neither FWB nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

                  (x) Except as disclosed on Section 5.03(m)(x) of FWB's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of SFG, FWB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of FWB on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) LABOR MATTERS. Neither FWB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FWB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FWB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to FWB's knowledge, threatened, nor is FWB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) TAKEOVER LAWS. FWB has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, the Commonwealth of Pennsylvania, and including, without limitation, Subchapters D (Section 2538), E, F, G, H, I and
J of Chapter 25 of the PBCL.

         (p) ENVIRONMENTAL MATTERS. To FWB's knowledge, neither the conduct nor operation of FWB or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to FWB's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To FWB's knowledge, neither FWB nor any of its Subsidiaries has received any notice from any person or entity that FWB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

         (q) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to FWB and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of FWB or its Subsidiaries. FWB has made or will make available to SFG true and correct copies of the United States federal income Tax Returns filed by FWB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither FWB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by FWB's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in FWB's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither FWB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

                  (iii) FWB and its Subsidiaries will not be liable for any taxes as a result of any Covered Transaction.

         (r) RISK MANAGEMENT INSTRUMENTS. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FWB's own account, or for the account of one or more of FWB's Subsidiaries or their customers (all of which are listed on FWB's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FWB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither FWB nor its Subsidiaries, nor to FWB's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) BOOKS AND RECORDS. The books and records of FWB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

         (t) INSURANCE. FWB's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by FWB or its Subsidiaries. FWB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FWB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; FWB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) ACCOUNTING TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

         (v)  DISCLOSURE. The representations and warranties contained in this
Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

         (w) YEAR 2000. Neither FWB nor any of its Subsidiaries has received, or has reason to believe that it will receive, a rating of less than "satisfactory" on any Office of the Comptroller of the Currency or other Regulatory Authority Year 2000 Report of Examination. FWB has disclosed to SFG a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries and such plan is in material compliance with the schedule set for in the FFIEC statements.

         (x) MATERIAL ADVERSE CHANGE. FWB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 1997, except as disclosed in the FWB SEC Documents, that has had a Material Adverse Effect on FWB.

         (y) ABSENCE OF UNDISCLOSED LIABILITIES. Neither FWB nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to FWB on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to FWB on a consolidated basis, except as disclosed in the FWB Financial Statements.

         (z) PROPERTIES. FWB and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the FWB Financial Statements as being owned by FWB as of December 31, 1997 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which FWB or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that FWB or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to FWB's knowledge, the lessor.

         (aa) LOANS. Each loan reflected as an asset in the FWB financial statements as of December 31, 1997 and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $1 million in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interest which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 1997, Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of FWB or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to 12 C.F.R. sec. 563.43, comply therewith.

         (bb) ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the FWB Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

         (cc) REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which FWB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, FWB or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (dd) DEPOSIT INSURANCE. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

         5.04 REPRESENTATIONS AND WARRANTIES OF SFG. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, SFG hereby represents and warrants to FWB as follows :

         (a) ORGANIZATION, STANDING AND AUTHORITY. SFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. SFG is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. SFG is registered as a bank holding company under the BHCA. CBC is a state banking association duly organized, validly existing and in good standing under the laws of the State of Ohio. CBC is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) SFG STOCK. (i) As of November 30, 1998, the authorized capital stock of SFG consists of 160,000,000 shares, of which 150,000,000 shares are SFG Common Stock, of which 45,095,083 shares were outstanding as of November 30, 1998, and 10,000,000 shares are SFG serial preferred stock, par value $10.00 per share, of which no shares are outstanding as of November 30, 1998. As of November 30, 1998, except as set forth in its Disclosure Schedule, SFG does not have any Rights issued or outstanding with respect to SFG Common Stock and SFG does not have any commitment to authorize, issue or sell any SFG Common Stock or Rights, except pursuant to this Agreement. The outstanding shares of SFG Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

                  (ii) The shares of SFG Common Stock to be issued in exchange for shares of FWB Common Stock in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (c) SUBSIDIARIES. SFG has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of SFG's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

         (d) CORPORATE POWER. Each of SFG and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and SFG has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

         (e) CORPORATE AUTHORITY; AUTHORIZED AND EFFECTIVE AGREEMENT. Subject in the case of this Agreement to receipt of the requisite adoption of this Agreement (including the Parent Plan of Merger) by the holders of a majority of the outstanding shares of SFG Common Stock entitled to vote thereon, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of SFG and the SFG Board prior to the date hereof and no stockholder approval is required on the part of SFG. The Agreement to Merge, when executed by CBC, shall have been approved by the Board of Directors of CBC and by the SFG Board, as the sole stockholder of CBC. This Agreement is a valid and legally binding agreement of SFG, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

         (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SFG or any of its Subsidiaries in connection with the execution, delivery or performance by SFG of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, or the Agreement to Merge, as applicable, with the federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the certificate of merger with the OSS and the PSS pursuant to the OGCL and the PBCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of SFG Common Stock in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, SFG is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in
Section 7.01(b).

                  (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SFG or of any of its Subsidiaries or to which SFG or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or Code of Regulations (or similar governing documents) of SFG or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) SFG's supplemental consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, as filed with the SEC on SFG's Current Report on Form 8-K dated October 15, 1998 (which include the financial statements of Mid Am, Inc., Citizens Bancshares, Inc., Century Financial Corporation and Unibank), copies of which have been delivered to FWB, and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 1997 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "SFG SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SFG SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of SFG and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such SFG SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of SFG and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (ii) The Ohio Bank and the Unibank financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, copies of which have been delivered to FWB, (A) complied or will comply in all material respects with generally accepted accounting principles, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (iii) Each of Mid Am Inc.'s ("Mid Am") and Citizens Bancshares, Inc.'s ("Citizens") Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by either of them or any of their respective Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "the Mid Am/Citizens SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of each of Mid Am and Citizens, respectively, and their respective Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Mid Am/Citizens SEC Documents (including any Mid Am/Citizens related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of each of Mid Am and Citizens, respectively, and their respective Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (iv) To SFG's knowledge (without any independent investigation), Century Financial Corporation's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "Century SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Century SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Century and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Century SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Century and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (v) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to SFG, except as disclosed in the SFG, Mid Am/Bancshares and Century SEC Documents.

         (h) LITIGATION; REGULATORY ACTION. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against SFG or any of its Subsidiaries and, to the best of SFG's knowledge, no such litigation, claim or other proceeding has been threatened.

                  (ii) Neither SFG nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has SFG or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (i)  COMPLIANCE WITH LAWS. Each of SFG and its Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

           (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that SFG or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to SFG's knowledge, do any grounds for any of the foregoing exist).

         (j) BROKERAGE AND FINDER'S FEES. Except for fees payable to its financial advisor, McDonald Investments, Inc. ("McDonald"), SFG has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

         (k) TAKEOVER LAWS. SFG has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to SFG.

         (l) ENVIRONMENTAL MATTERS. To SFG's knowledge, neither the conduct nor operation of SFG or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violated Environmental Laws and to SFG's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To SFG's knowledge, neither SFG nor any of its Subsidiaries has received any notice from any person or entity that SFG or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

         (m) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to SFG and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of SFG or its Subsidiaries. Neither SFG nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by SFG's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in SFG's SEC Documents filed on or prior to the date hereof. As of the date hereof, SFG has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

         (n) BOOKS AND RECORDS. The books and records of SFG and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities and Exchange Act of 1934, as amended, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

         (o) INSURANCE. SFG's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by SFG or its Subsidiaries. SFG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SFG reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; SFG and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (p) ACCOUNTING TREATMENT. As of the date hereof, SFG is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment and is aware of no reason why any other merger of SFG consummated within the prior two years will fail to so qualify.

         (q) CONTRACTS. Neither SFG nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (r)  DISCLOSURE. The representations and warranties contained in this
Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

         (s) RISK MANAGEMENT INSTRUMENTS. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SFG's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of SFG or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect.

Neither SFG nor its Subsidiaries, nor to SFG's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

         (t) YEAR 2000. Neither SFG nor any of its Subsidiaries has received, or has reason to believe that it will receive, a rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. SFG has disclosed to FWB a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

         (u) MATERIAL ADVERSE CHANGE. SFG has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 1997 that has had a Material Adverse Effect on SFG, except as described in the SFG, Mid/Am Bancshares and Century SEC Documents.

         (v) LOANS. Each loan reflected as an asset in the SFG financial statements as of December 31, 1997 and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $1 million in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid liens and security interest which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 1997, CBC is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of SFG or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to 12 C.F.R. sec. 563.43, comply therewith.

         (w) ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the SFG Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

         (x) REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which SFG or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SFG or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (y) DEPOSIT INSURANCE. The deposits of CBC are insured by the FDIC in accordance with the FDIA, and CBC has paid all assessments and filed all reports required by the FDIA.

                                   ARTICLE VI

                                   COVENANTS

         6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of FWB and SFG agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 STOCKHOLDER APPROVALS. FWB agrees to take, in accordance with applicable law and the FWB Articles and FWB By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by FWB's stockholders for consummation of the Parent Merger (including any adjournment or postponement, the "FWB Meeting"), as promptly as practicable after the Registration Statement is declared effective. The FWB Board shall recommend that its stockholders adopt this Agreement at the FWB Meeting unless otherwise necessary under the applicable fiduciary duties of the FWB Board, as determined by the FWB Board in good faith after consultation with and based upon advice of independent legal counsel. SFG agrees to take, in accordance with applicable law, the SFG Articles and SFG Code, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by SFG's stockholders for consummation of the Parent Merger (including any adjournment or postponement, the "SFG Meeting"), as promptly as practicable after the Registration Statement is declared effective. The SFG Board shall recommend that its stockholders adopt this Agreement at the SFG Meeting unless otherwise necessary under the applicable fiduciary duties of the SFG Board, as determined by the SFG Board in good faith after consultation with and based upon advice of independent legal counsel.

         6.03 REGISTRATION STATEMENT. (a) SFG agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4
(the "Registration Statement") to be filed by SFG with the SEC in connection with the issuance of SFG Common Stock in the Parent Merger (including the proxy statement and prospectus and other proxy solicitation materials of FWB constituting a part thereof (the "Proxy Statement") and all related documents). FWB agrees to cooperate, and to cause its Subsidiaries to cooperate, with SFG, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that FWB and its Subsidiaries have cooperated as required above, SFG agrees to file the Proxy Statement and the Registration Statement (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of FWB and SFG agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. SFG also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. FWB agrees to furnish to SFG all information concerning FWB, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of FWB and SFG agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the FWB stockholders and at the time of the FWB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of FWB and SFG further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) SFG agrees to advise FWB, promptly after SFG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SFG Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04 PRESS RELEASES. Each of FWB and SFG agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

         6.05 ACCESS; INFORMATION. (a) Each of FWB and SFG agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

         6.06 ACQUISITION PROPOSALS. FWB agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, subject to the extent that the FWB Board determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than SFG with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. FWB shall promptly (within 24 hours) advise SFG following the receipt by FWB of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise SFG of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

         6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, FWB shall deliver to SFG a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the FWB Meeting, deemed to be an

"affiliate" of FWB (each, a "FWB Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. FWB shall use its reasonable best efforts to cause each person who may be deemed to be a FWB Affiliate to execute and deliver to FWB on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

         6.08 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.09 CERTAIN POLICIES. Prior to the Effective Date, FWB shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and SFG, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SFG; provided, however, that FWB shall not be obligated to take any such action pursuant to this Section 6.09 unless and until SFG acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to FWB that SFG's representations and warranties, subject to Section 5.02, are true and correct as of such date and that SFG is otherwise material in compliance with this Agreement. FWB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.

         6.10. NASDAQ LISTING. SFG shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of SFG Common Stock to be issued to the holders of FWB Common Stock in the Merger.

         6.11 REGULATORY APPLICATIONS. (a) SFG and FWB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of SFG and FWB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.12 INDEMNIFICATION. (a) Following the Effective Date, SFG shall indemnify, defend and hold harmless the present directors, officers and employees of FWB and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that FWB is permitted to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the State of Pennsylvania, the FWB Articles and the FWB By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Pennsylvania law, the FWB Articles and the FWB By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to SFG) selected by SFG and reasonably acceptable to such officer, director or employee.

         (b) For a period of three years from the Effective Time, SFG shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of FWB or any of its Subsidiaries (determined as of the Effective
Time) (as opposed to FWB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; PROVIDED, HOWEVER, that SFG may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided, further, that officers and directors of FWB or any Subsidiary may be required to make application and provide customary representations and warranties to SFG's insurance carrier for the purpose of obtaining such insurance.

         (c)  Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify SFG thereof; provided that the failure so to notify shall not affect the obligations of SFG under Section 6.12(a) unless and to the extent that SFG is actually prejudiced as a result of such failure.

         (d) If SFG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of SFG shall assume the obligations set forth in this Section 6.12.

         6.13 OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS. The existing employees of FWB shall have the opportunity to continue as employees of SFG or one of its Subsidiaries, on the Closing Date; subject, however, to the right of SFG and its Subsidiaries to terminate any such employees either (i) for "cause" or (ii) pursuant to the procedures set forth in the SFG Workforce Redesign Process previously disclosed to FWB. It is understood and agreed that nothing in this Section 6.13 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, FWB employees shall continue to participate in the FWB employee benefit plans in effect at the Effective Time unless and until SFG, in its sole discretion, shall determine that FWB employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of SFG and that all or some of the FWB plans shall be terminated or merged into certain employee benefit plans of SFG. Notwithstanding the foregoing, each FWB employee shall be credited with years of FWB (or predecessor) service for purposes of eligibility and vesting in the employee benefit plans of SFG.

         6.14 NOTIFICATION OF CERTAIN MATTERS. Each of FWB and SFG shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15 DIVIDEND COORDINATION.. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Parent Merger, during any applicable period, there shall not be a payment of both a SFG and a FWB dividend. The parties further agree that if the Effective Closing Date is at the end of a fiscal quarter, then they will cooperate to assure that the FWB shareholders receive the dividend, if any, declared by FWB rather than the dividend for that period, if any, declared by SFG. FWB intends to change its existing dividend payment policy such that for 1999 its dividends shall be declared with record and payment dates the same as SFG's. To accomplish this program, FWB shall declare a dividend equal to 2/3's of what its normal dividend for its fiscal dividend quarter ended January 31, 1999 would have been, which dividend shall be payable January 4, 1999 to shareholders of record on December 24, 1998. In no event will the selection of the Effective Date cause the stockholders of FWB to lose a quarterly or a portion of a quarterly dividend.

         6.16 SFG BOARD REPRESENTATION. SFG shall cause its Executive Committee to nominate for election Thomas J. O'Shane and Robert C. Duvall to the SFG
Board and Thomas J. O'Shane to the Executive Committee, which nominees shall be recommended by FWB and selected by SFG in its discretion. Additional matters regarding future representation are as set forth in a letter dated of even date herewith from SFG.

         6.17 RESULTING BANK BOARD OF DIRECTORS. Following the consummation of the Subsidiary Merger, it is contemplated that six (6) members of the FWB Board of Directors will be selected by SFG to serve as directors of the Resulting Bank to be recommended by FWB and to be selected by SFG in its reasonable discretion.

         6.18 FORMATION OF ADVISORY BOARD. Following the consummation of the Subsidiary Merger, the members of the FWB Board of Directors who do not become members of the Resulting Bank's Board of Directors shall be given the opportunity to serve on an advisory board to the Resulting Bank.

         6.19 ACCOUNTING AND TAX TREATMENT. Each of SFG and FWB agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability to treat the Merger as a "pooling-of-interests" in accordance with GAAP or FWB or the shareholders of FWB to characterize the Merger as a tax-free reorganization under Section 368(a) of the IRC, and each of SFG and FWB agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of SFG or FWB (as the case may be) to treat the Merger as a "pooling-of-interests" for accounting purposes or for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the IRC.

         6.20 NO BREACHES OF REPRESENTATIONS AND WARRANTIES. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of SFG and FWB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article III of this Agreement to become untrue or incorrect in any material respect.

         6.21 CONSENTS. Each of SFG and FWB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

         6.22 INSURANCE COVERAGE. FWB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Closing Date.

         6.23 CORRECTION OF INFORMATION. Each of SFG and FWB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

         6.24 CONFIDENTIALITY. Except for the use of information in connection with the Registration Statement described in Section 7.1 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the "Information") received by each of FWB and SFG, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the Securities and Exchange Commission, this Section 6.24 shall not apply to information included in the Registration Statement or to be included in the official proxy/prospectus to be sent to the shareholders of FWB and SFG under Section
6.03. FWB and SFG agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. FWB and SFG agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of FWB or SFG to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of FWB and SFG contained in this Section 6.24 shall survive the Closing. In the event the transactions contemplated by this Agreement are not consummated, FWB and SFG agree to return all copies of the Information provided to the other promptly.

         6.25 SUPPLEMENTAL ASSURANCES. (a) On the date the Registration Statement becomes effective and on the Effective Date, FWB shall deliver to SFG a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of FWB, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (b) On the date the Registration Statement becomes effective and on the Effective Date, SFG shall deliver to FWB a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of FWB) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.26 EMPLOYMENT AGREEMENT. As a result of the Parent Merger, Thomas J. O'Shane, Chief Executive Officer of FWB, shall be entitled to payment under an existing change in control agreement. Immediately thereafter, SFG shall enter into a new 10-year employment agreement at a base compensation of $275,000 per year plus a 50% incentive compensation opportunity under SFG's incentive compensation plan and an appropriate amount of stock options for the new position on terms and conditions mutually satisfactory to SFG and the said Chief Executive Officer.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of SFG and FWB to consummate the Merger is subject to the fulfillment or written waiver by SFG and FWB prior to the Effective Time of each of the following conditions:

         (a) STOCKHOLDER APPROVALS. This Agreement (including the Parent Plan of Merger) shall have been duly adopted by the requisite vote of the stockholders of SFG and FWB.

         (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the SFG Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on SFG and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the SFG Board reasonably determines would either before or after the Effective Date be unduly burdensome.

         (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of SFG Common Stock to be issued in the Parent Merger shall have been received and be in full force and effect.

         (f) ACCOUNTING TREATMENT. SFG shall have received from Crowe, Chizek and Company, LLP, SFG's independent auditors, a letter, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

         7.02 CONDITIONS TO OBLIGATION OF FWB. The obligation of FWB to consummate the Merger is also subject to the fulfillment or written waiver by FWB prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SFG set forth in this Agreement shall be true and correct, subject to
Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and FWB shall have received a certificate, dated the Effective Date, signed on behalf of SFG by the Chief Executive Officer and the Chief Financial Officer of SFG to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF SFG. SFG shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and FWB shall have received a certificate, dated the Effective Date, signed on behalf of SFG by the Chief Executive Officer and the Chief Financial Officer of SFG to such effect.

         (c) TAX OPINION. FWB shall have received an opinion of counsel to SFG, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent
Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of FWB who receive shares of SFG Common Stock in exchange for shares of FWB Common Stock, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, counsel to SFG's independent auditors may require and rely upon representations contained in letters from FWB and SFG.

         (d) OPINION OF SFG'S COUNSEL. FWB shall have received an opinion of Squire, Sanders & Dempsey L.L.P., counsel to SFG, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) SFG is a corporation duly organized and in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly executed by SFG and constitutes the binding obligation of SFG, enforceable in accordance with its terms against SFG, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that, assuming approval of SFG's stockholders, the SFG Common Stock to be issued as Merger Consideration, when issued, shall be duly authorized, fully paid and non-assessable, and (iv) that upon the filing of the certificate of merger with the OSS, and the articles of merger with DSCP, the Parent Merger shall become effective.

         (e) FAIRNESS OPINION. FWB shall have received a fairness opinion from Sandler O'Neill & Partners, L.P., financial advisor to FWB, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the stockholders of FWB from a financial point of view.

         7.03 CONDITIONS TO OBLIGATION OF SFG. The obligation of SFG to consummate the Merger is also subject to the fulfillment or written waiver by SFG prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FWB set forth in this Agreement shall be true and correct, subject to
Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and SFG shall have received a certificate, dated the Effective Date, signed on behalf of FWB by the Chief Executive Officer and the Chief Financial Officer of FWB to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF FWB. FWB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SFG shall have received a certificate, dated the Effective Date, signed on behalf of FWB by the Chief Executive Officer and the Chief Financial Officer of FWB to such effect.

         (c) OPINION OF FWB'S COUNSEL. SFG shall have received an opinion of Kirkpatrick and Lockhart, LLP counsel to FWB, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) FWB is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania, (ii) this Agreement has been duly executed by FWB and constitutes a binding obligation on FWB, enforceable in accordance with its terms against FWB, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that, assuming approval of FWB's stockholders, upon the filing of the certificate of merger with the OSS and the articles of merger with the DSCP, the Parent Merger shall become effective.

         (d) AFFILIATE AGREEMENTS. SFG shall have received the agreements referred to in Section 6.07 from each affiliate of FWB.

         (e) FAIRNESS OPINION. SFG shall have received a fairness opinion from McDonald, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the stockholders of SFG from a financial point of view.


                                  ARTICLE VIII

                                  TERMINATION

         8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of SFG and FWB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) BREACH. At any time prior to the Effective Time, by SFG or FWB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

         (c) DELAY. At any time prior to the Effective Time, by SFG or FWB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by September 30, 1999, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

         (d) NO APPROVAL. By FWB or SFG, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority;
(ii) the FWB stockholders fail to adopt this Agreement at the FWB Meeting; or
(iii) any of the closing conditions have not been met as required by Article VII hereof.

         (e) SFG COMMON STOCK. By FWB in accordance with the procedures set forth in Exhibit C hereto if its Board of Directors so determines by a vote of the majority of its entire Board of Directors in the event the Average NMS Closing Price (as defined below) of SFG Common Stock is (i) lower than $25.00 AND (ii) is more than ten percent (10%) lower than the average of the NMS Closing Prices of an index of selected, publicly traded, peer group commercial financial institutions set forth on Exhibit C hereto, unless SFG determines to issue additional Merger Consideration such that the condition set forth in (i) above will no longer exist. For purposes of this Section 8.01(e), the term "NMS Closing Price" shall mean the price per share of the last sale of SFG Common Stock reported on the NASDAQ National Market System at the close of the trading day by the National Association of Securities Dealers, Inc. The term "Average NMS Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the ten (10) trading days immediately preceding the fifth (5th) trading day prior to the receipt of final federal regulatory approval of the Merger.

         (f) DUE DILIGENCE. By SFG, if after SFG conducts its due diligence inquiry of FWB for up to thirty days following the date hereof, the SFG Board determines in good faith, within fifteen days thereafter, that the due diligence inquiry has revealed one or more matters that (I) are inconsistent with any of the representations and warranties of FWB and which have had, constitute or are reasonably likely to have a Material Adverse Effect on FWB, or (ii) in the reasonable judgment of the SFG Board either (A) is of such significance as to constitute or have or be reasonably likely to have a Material Adverse Effect on FWB, or (B) deviates materially and adversely from the financial statements for the fiscal year ended December 31, 1997 of FWB.

         (g) DUE DILIGENCE. By FWB, if after FWB conducts its due diligence inquiry of SFG for up to thirty days following the date hereof, the FWB Board determines in good faith, within fifteen days thereafter, that the due diligence inquiry has revealed one or more matters that (i) are inconsistent with any of the representations and warranties of SFG and which have had, constitute or are reasonably likely to have a Material Adverse Effect on SFG, or (ii) in the reasonable judgment of the FWB Board either (A) is of such significance as to constitute or have or be reasonably likely to have a Material Adverse Effect on SFG, or (B) deviates materially and adversely from the financial statements for the fiscal year ended December 31, 1997 of SFG.

         (h) FAILURE TO EXECUTE AND DELIVER STOCK OPTION AGREEMENT. By SFG, if at any time prior to the close of business, Eastern Standard Time on December 15, 1998, FWB shall not have executed and delivered the Stock Option Agreement to SFG.

         8.02 EFFECT OF TERMINATION AND ABANDONMENT, ENFORCEMENT OF AGREEMENT.. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13, 6.16, and 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 8.02, and this Article IX which shall survive such termination).

         9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the FWB Meeting, this Agreement may not be amended if it would violate the PBCL or the federal securities laws.

         9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

         9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between FWB and SFG. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by SFG.

         9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                  If to FWB, to:

                  First Western Bancorp, Inc.
                  101 E. Washington
                  New Castle, Pennsylvania  16101
                  Attn:  Thomas J. O'Shane, Chairman and CEO

                  With a copy to:

                  First Western Bancorp, Inc.
                  101 E. Washington
                  New Castle, Pennsylvania  16101
                  Attn:  Thomas Mansell, General Counsel

                  With a copy to:

                  Kirkpatrick & Lockhart LLP
                  1500 Oliver Building
                  Pittsburgh, Pennsylvania  15222
                  Attn:  J. Robert Van Kirk, Esq.

                  If to SFG, to:

                  SFG Group, Inc.
                  10 E. Main Street
                  Salineville, OH  43945
                  Attn: Marty E. Adams, President and COO

                  With a copy to:

                  SFG Group, Inc.
                  221 S. Church Street
                  Bowling Green, OH  43402
                  Attn: W. Granger Souder, General Counsel

                  With a copy to:

                  Squire, Sanders & Dempsey L.L.P. to:
                  4900 Key Tower
                  127 Public Square
                  Cleveland, Ohio  44114-1304
                  Attention:  M. Patricia Oliver, Esq.


         9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement, any separate agreement entered into by the parties on even date herewith, and any Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement or Stock Option Agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                   *                   *                   *

           [the rest of this page has been intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                              FIRST WESTERN BANCORP, INC.



                                              By: /s/ Thomas J. O'Shane
                                                 ___________________________
                                                  Name:   Thomas J. O'Shane
                                                  Title:  Chairman and CEO




                                              SKY FINANCIAL GROUP, INC.


                                              By: /s/ Marty E. Adams
                                                 ____________________________
                                                  Name:   Marty E. Adams
                                                  Title:  President and COO

                                                                       EXHIBIT A

                             STOCK OPTION AGREEMENT

              This STOCK OPTION AGREEMENT ("Agreement"), effective as of this ____ day of December, 1998, by and between Sky Financial Group, Inc., an Ohio corporation ("Grantee"); and First Western Bancorp, Inc., a Pennsylvania corporation ("Grantor");

                                   WITNESSETH:

         A. Grantor and Grantee have entered into an Agreement and Plan of Merger dated as of December 14, 1998 (the "Merger Agreement"), providing for their affiliation with one another.

         B. As further inducement for the parties to consummate the transactions contemplated by the Merger Agreement, Grantor wishes to grant Grantee the Option described herein.

         C. The Board of Directors of Grantor has approved the grant of the Option and the Merger Agreement prior to the date hereof.

              NOW, THEREFORE, the parties agree as follows:

              1.  Definitions.

         Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

              "Applicable Price" shall mean the highest of (i) the highest price per share of Grantor Common Stock paid for any such share by the person or groups described in the definition of a Repurchase Event, (ii) the price per share of Grantor Common Stock received by holders of Grantor Common Stock in connection with any merger or other business combination transaction which is a Purchase Event, or (iii) the highest closing sales price per share of Grantor Common Stock quoted on the National Association of Securities Dealers Automated Quotations National Market System ("NASDAQ/NMS") (or if Grantor Common Stock is not quoted on NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by a Grantee) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Grantor's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Grantor as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Grantor Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or
(ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Grantor, which determination shall be conclusive for all purposes of this Agreement.

              "Bank" shall mean a financial institution subsidiary of a party.

              "Burdensome Condition" shall mean, in connection with the grant of a requisite regulatory approval or otherwise, imposition by a governmental entity of any condition or restriction upon the party or one of its Subsidiaries (as defined herein) which would reasonably be expected to either (i) have a material adverse effect after the effective time of the Merger Agreement on the present or prospective consolidated financial condition, business or operating results of the party, or (ii) prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated by the Merger Agreement that they currently anticipate obtaining.

              "Commission" shall mean the Securities and Exchange Commission.

              "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              "Grantee" shall mean Sky Financial Group, Inc.

              "Grantor" shall mean First Western Bancorp, Inc.

              "Grantor Common Stock" shall mean the respective shares of common stock of the same class for which First Western Bancorp, Inc. is granting an Option under this Agreement.

              "Merger Agreement" shall mean the definitive agreement executed by Sky Financial Group, Inc. and First Western Bancorp, Inc. pursuant to which the parties hereto intend to affiliate.

              "Option" shall mean the option granted by First Western Bancorp, Inc. to Sky Financial Group, Inc. under this Agreement.

              "Person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

              "Purchase Event" shall mean any of the following events or transactions occurring after the date of this Agreement with respect to the
Grantor:

                   (i) the Grantor or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") (each hereinafter individually referred to as a "Subsidiary" and collectively, as the "Subsidiaries")), without having received the Grantee's prior written consent, shall have entered into an agreement with, or the Board of Directors of Grantor shall have recommended that the shareholders of Grantor approve or accept a transaction with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated by the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of the Grantor or any of its Subsidiaries, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of such Grantor or any of its Subsidiaries (other than pursuant to this Agreement);

                   (ii) any person (other than the Grantor or its Bank in a fiduciary capacity, or Grantee or a Grantee Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of such Grantor Common Stock after the date of this Agreement (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder);

                  (iii) Grantor shall have willfully breached this Agreement in any material respect, which breach shall not have been cured within fifteen (15) days after notice thereof is given by Grantor to Grantee;

                  (iv) any person other than Grantee shall have made a bona fide Takeover Proposal to the Grantor by public announcement or written communication that is or becomes the subject of public disclosure, and following such bona fide Takeover Proposal, the shareholders of the Grantor vote not to adopt the Merger Agreement;

                  (v) Grantor shall have breached the Merger Agreement following a bona fide Takeover Proposal to such Grantor or any of its Subsidiaries, which breach would entitle a Grantee to terminate the Merger Agreement and such breach shall not have been cured prior to the Notice Date (as defined below);

                  (vi) the shareholders of Grantor shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an acquisition transaction; or

                  (vii) the Grantor Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Grantor approve the transactions contemplated by the Merger Agreement, or Grantor or any Grantor Subsidiary or group of Grantor Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an acquisition transaction with any person other than Grantee or a Grantee Subsidiary.

              If more than one of the transactions giving rise to a Purchase Event under this Agreement is undertaken or effected, then all such transactions shall be deemed to give rise only to one Purchase Event with respect to the Option, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

              "Repurchase Event" shall mean if (i) any person (other than the Grantee or any subsidiary of the Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the Exchange Act) shall have been formed which shall have acquired actual ownership or control, of 35% or more of the then outstanding shares of Grantor Common Stock, or (ii) any Purchase Event shall be consummated.

              "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Grantor or any of its Subsidiaries or any proposal or offer to acquire in any manner 20% or more of the outstanding shares of any class of voting securities, or 15% or more of the consolidated assets, of the Grantor or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement. If Grantor receives an unsolicited Takeover Proposal, it shall notify Grantee promptly of the receipt of such Takeover Proposal, it being understood, however, that the giving of such notice by Grantor shall not be a condition to the right of Grantee to exercise the Option.

              2. Grant of Option.

              Subject to the terms and conditions set forth herein, Grantor hereby grants to Grantee an unconditional, irrevocable Option to purchase up to 19.9% (i.e., 2,269,357 shares as of the date of this Agreement) of Grantor Common Stock at an exercise price of $28.50 per share payable in cash as provided in Section 4. In the event the Grantor issues or agrees to issue any shares of Grantor Common Stock (other than as permitted under the Merger Agreement at a price less than the exercise price per share set forth in this section (as adjusted pursuant to Section 6), the exercise price of the Option shall be such lesser price.

              3. Exercise of Option.

                  (a) Unless the Grantee shall have breached in any material respect any material covenant, representation or warranty contained in this Agreement or the Merger Agreement and such breach shall not have been cured, the Grantee may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event shall have occurred with respect to the Grantor and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the effective date of the transaction contemplated by the Merger Agreement, or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by the Grantor of the Merger Agreement or following the occurrence of a Purchase Event, failure of the Grantor's shareholders to approve the Merger Agreement by the vote required under applicable law or under the respective Grantor's articles), or
(iii) 12 months after termination of the Merger Agreement due to a willful breach by the Grantor of the Merger Agreement or, following the occurrence of a Purchase Event, failure of the Grantor's shareholders to approve the Merger Agreement by the vote required under applicable law or under the Grantor's articles. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

                  (b) In the event the Grantee wishes to exercise the Option, it shall send to the Grantor a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"). If prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, the Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this section shall run instead from the date on which any required notification period has expired or been terminated or any requisite approval has been obtained and any requisite waiting period shall have passed.

              4. Payment and Delivery of Certificates.

                  (a) At the closing referred to in Section 3, the Grantee shall pay to the Grantor the aggregate purchase price for the shares of Grantor Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Grantor. Grantor shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of the Grantee or its assignee, transferee or designee.

                  (b) At such closing, simultaneously with the delivery of funds as provided in Section 4(a), the Grantor shall deliver to the Grantee a certificate or certificates representing the number of shares of Grantor Common Stock purchased by the Grantee, and the Grantee shall deliver to the Grantor a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                  (c) Certificates for Grantor Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

              The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement dated December __, 1998, between the registered holder hereof and [Grantor] (a copy of which agreement is on file at the principal office of [Grantor]). A copy of such agreement will be provided to the holder hereof without charge within five days after receipt by [Grantor] of a written request therefor. The shares evidenced by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged, transferred, or hypothecated except pursuant to an opinion of counsel satisfactory to the corporation that such transfer is lawful.

              The above legend shall be removed or modified as appropriate by delivery of substitute certificate(s) without such legend if the Grantee shall have delivered to the Grantor a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Grantor, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended.

              5. Representations.

              The Grantor represents, warrants and covenants to the Grantee as follows:

                  (a) Grantor agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Grantor;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice of the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Grantee to exercise the Option and Grantor duly and effectively to issue shares of Common Stock pursuant thereto; and (iv) promptly to take all action provided herein to protect the rights of the Grantee against dilution.

                  (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued and fully paid.

                  (c) Grantor has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by such party.

                  (d) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate shareholder and regulatory approvals) will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles, regulations or by-laws of such party or any agreement, instrument, judgment, decree, statute, rule or order applicable to such party.

              6.  Adjustment Upon Changes in Capitalization.

              The Grantor agrees that, in the event of any change in its Grantor Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. The Grantor agrees that, in the event that any additional shares of its Grantor Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of its Grantor Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals the same percentage (as that on the date of this Agreement) of the number of shares of Grantor Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize the Grantor to breach any provision of the Merger Agreement.

              7.  Registration Rights.

              If requested by the Grantee, the Grantor shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act of 1933 if necessary in order to permit the sale or other disposition of the shares of Grantor Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by the Grantee. The Grantee shall provide all information reasonably requested by the Grantor for inclusion in any registration statement to be filed hereunder. The Grantor will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at the Grantor's expense, except for underwriting commissions and the fees and disbursements of the Grantee's counsel attributable to the registration of such Grantor Common Stock. A second registration may be requested hereunder at the Grantee's expense. In no event shall Grantor be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by the Grantor of other Grantor Common Stock. If requested by the Grantee, in connection with any such registration, Grantor will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements in respect of issuers of shares being sold by a selling shareholder. Upon receiving any request from a Grantee or permitted assignee thereof under this Section 7, Grantor agrees to send a copy of the registration statement and prospectus and each amendment to the Grantee and to any permitted assignee thereof known to Grantor, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

              8.  Termination.

              This Agreement may be terminated at any time prior to the effective date of the transaction set forth in the Merger Agreement, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval by the stockholders of the matters presented in connection with the Merger Agreement:

                  (a)  by mutual consent of Grantee and Grantor;

                  (b) by either Grantee or Grantor if the Federal Reserve Board shall have issued an order denying approval of the transaction set forth in the Merger Agreement or if any governmental entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Merger Agreement, or imposing a Burdensome Condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

                  (c) by either Grantee or Grantor if the transactions contemplated by the Merger Agreement shall not have been consummated on or before September 30, 1999, unless such date is extended by mutual consent of the parties hereto;

                  (d) by either Grantee or Grantor if no Purchase Event has occurred and if any approval of their shareholders required for the consummation of the transactions set forth in the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly called and held meeting of shareholders or at any adjournment thereof.

                  (e) by Grantor, if, on or prior to January 31, 1999, Grantor terminates the Merger Agreement pursuant to the provisions of Section 8.01(g) thereof; or

                  (f) by Grantor, if, on or prior to January 31, 1999, Grantee terminates the Merger Agreement pursuant to the provisions of Section 8.01(f) thereof.

              9.  Effect of Termination.

                  (a) In the event of termination of this Agreement by any party as provided in Section 8, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or their respective officers or directors except (i) Sections 11, 12, 13 and 14 of this Agreement shall survive the termination and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  (b) If a Purchase Event occurs with respect to the Grantor, then in such event Grantor shall pay to the Grantee, within five business days after a termination of this Agreement following such an event, the reasonable expenses of Grantee incurred in connection with this Agreement and the transactions set forth in the Merger Agreement, but not more than $75,000.

              10.  Access to Information.

              During the term of this Agreement, each party will afford each of the other parties full and free access during normal business hours to such party, its personnel, properties, contracts, books and records, and all other documents and data.

              11.  Confidentiality.

              Except as and to the extent required by law, no party will disclose or use, and will direct its representatives not to disclose or use, any Confidential Information (as defined below) with respect to the other parties furnished or to be furnished by such other parties, or their respective representatives to the party or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Agreement. For purposes of this section, "Confidential Information" means any information about the Merger Agreement and this Agreement as well as any information about a party stamped "confidential" or identified in writing as such promptly following its disclosure, unless (i) such information is already known to the party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the party or its representatives, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions set forth in the Merger Agreement, or
(c) the furnishing or use of such information is required by or necessary in connection with legal proceedings. In the event the transaction contemplated by this Agreement are not consummated, each of the other parties will promptly return or destroy any Confidential Information in its possession and certify in writing to the disclosing party that it has done so.

              12.  Exclusive Dealing.

         Grantor agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any acquisition proposal ("Acquisition Proposal"); subject to the extent the Grantor Board of Directors determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Grantee with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Grantor shall promptly (within 24 hours) advise Grantee following the receipt by Grantor of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Grantee of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

              13.  Disclosure.

              Except as and to the extent required by law, without the prior written consent of the other parties, no party will, and each will direct its representatives not to, make directly or indirectly any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this Agreement. If a party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

              14.  Costs.

              Except as otherwise expressly agreed, each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with this Agreement and in pursuing or consummating the Merger Agreement.

              15.  Severability.

              If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

If for any reason such court or regulatory agency determines that applicable law will not permit the Grantee to acquire the full number of shares of Grantor Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of the Grantor to allow the Grantee to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

              16.  Miscellaneous.

                  (a) Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

                  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other parties, except that in the event a Purchase Event shall have occurred and be continuing, the Grantee may assign in whole or in part its rights and obligations hereunder; provided, however, that Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Grantor, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the Grantee's behalf, or
(iv) any other manner approved by applicable regulatory authorities.

                  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by registered or certified mail, postage prepaid, express service, personal delivery, telecopy or telefacsimile to the following addresses:

             If to FWB, to:

            First Western Bancorp, Inc.
            101 E. Washington
            New Castle, Pennsylvania  16101
            Attn:  Thomas J. O'Shane, President and CEO

            With a copy to:

            First Western Bancorp, Inc.
            101 E. Washington
            New Castle, Pennsylvania  16101
            Attn:  Thomas Mansell, General Counsel

            With a copy to:

            Kirkpatrick & Lockhart LLP
            1500 Oliver Building
            Pittsburgh, Pennsylvania  15222
            Attn:  J. Robert Van Kirk, Esq.

            If to SFG, to:

            SFG Group, Inc.
            10 E. Main Street
            Salineville, OH  43945
            Attn: Marty E. Adams, President and COO

            With a copy to:

            SFG Group, Inc.
            221 S. Church Street
            Bowling Green, OH  43402
            Attn: W. Granger Souder, General Counsel

            With a copy to:

            Squire, Sanders & Dempsey L.L.P.
            4900 Key Tower
            127 Public Square
            Cleveland, Ohio  44114-1304
            Attention:  M. Patricia Oliver, Esq.

                  (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by any party hereto and that this Agreement may be enforced by a party hereto through injunctive or other equitable relief.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

              17.  Repurchase at the Option of Grantee.

                  (a) At the request of the Grantee at any time commencing upon the first occurrence of a Repurchase Event and ending 12 months immediately thereafter, Grantor shall repurchase from Grantee (i) the Option and (ii) all shares of Grantor Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 17 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

                       (i) the aggregate purchase price paid by Grantee for any shares of Grantor Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                       (ii) the excess, if any, of (x) the Applicable Price for each share of Grantor Common Stock over (y) the purchase price (subject to adjustment pursuant to Section 6 hereof, multiplied by the number of shares of Grantor Common Stock with respect to which the Option has not been exercised; and

                       (iii) the excess, if any, of the Applicable Price over the purchase price (subject to adjustment pursuant to Section 6 hereof paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred), payable by Grantee for each share of Grantor Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

                  (b) If Grantee exercises its rights under this section, Grantor shall, within 10 business days after the Request Date, pay the Grantor Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Grantor the Option and the certificates evidencing the shares of Grantor Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board or other regulatory authority is required in connection with the repayment of all or any portion of the Repurchase Consideration Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this section, in whole or in part, or to require that Grantor deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board or any other regulatory authority disapproves of any part of Grantor's proposed repurchase pursuant to the section, Grantor shall promptly give notice of such fact to Grantee. If the Federal Reserve Board or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Federal Reserve Board or other agency, determine whether the purchase should apply to the Option and or Option shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to this section and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Grantor of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the purchase.

                   Notwithstanding anything herein to the contrary, all of Grantee's rights under this section shall terminate on the date of termination of this Option.

                   IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective as of the day and year set forth in the first paragraph above.

                                            SKY FINANCIAL GROUP, INC.


                                            By:_________________________________
                                               Marty E. Adams, President and
                                               Chief Operating Officer

                                            FIRST WESTERN BANCORP, INC.


                                            By:_________________________________
                                               Thomas J. O'Shane, President and
                                               Chief Executive Officer

                                                                      EXHIBIT B








                              _____________, 1999


Sky Financial Group, Inc.
221 South Church Street
Bowling Green, Ohio 43402

Gentlemen:

         I have been advised that as of the date hereof I may be deemed to be an "affiliate" of __________________ ("Bancorp"), as that term is defined for purposes of Paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Act").

         Pursuant to the terms of the Agreement and Plan of Merger by and between Sky Financial Group, Inc. ("Sky Financial") and Bancorp dated as of December ____, 1998 (the "Merger Agreement"), providing for the merger of Bancorp with and into Sky Financial (the "Merger"), and as a result of the Merger, I will receive shares of Sky Financial common stock ("Sky Financial Common Shares") in exchange for shares of common stock of Bancorp ("Bancorp Stock") owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Sections
6.07 and 7.03(d) of the Merger Agreement. I represent and warrant to Sky Financial that in such event:

         A. I will not sell, assign or transfer the Sky Financial Common Shares which I receive as aforesaid in violation of the Act or the Rules and Regulations. Moreover, to help insure that the Merger will qualify for pooling-of-interests accounting treatment, I shall make no sale, transfer, or other disposition of the Sky Financial Common Shares which I receive as aforesaid until such time as financial results covering at least thirty (30) days of post-merger combined operations of Sky Financial and Bancorp have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

Sky Financial Group, Inc.
________________, 1999






         B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Sky Financial Common Shares, to the extent I feel necessary, with my counsel or counsel for Bancorp. I understand that Sky Financial is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify Sky Financial and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys' fees), or liabilities ("Losses") to which Sky Financial or any officer or director of Sky Financial may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations. Although I have agreed to be bound by and understand the restrictions set forth in the second sentence of Paragraph A above, I am under no obligation to hold harmless and indemnify Sky Financial or its officers and directors from any Losses that may arise from any breach by me of the restrictions set forth in the second sentence of Paragraph A.

         C. I have been advised that the issuance of the Sky Financial Common Shares issued to me pursuant to the Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate under the Rules and Regulations at the time the Merger was submitted for a vote of the shareholders of Bancorp, that the Sky Financial Common Shares must be held by me indefinitely unless (i) my subsequent distribution of Sky Financial Common Shares has been registered under the Act; (ii) a sale of the Sky Financial Common Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the Act and as to which Sky Financial has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. (or other counsel reasonably acceptable to Sky Financial) or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Sky Financial Common Shares. I am also aware of the additional limitation on transfers of Sky Financial Common Shares set forth in the second sentence of Paragraph A above.

         D. I also understand that stop transfer instructions will be given to Sky Financial's transfer agent with respect to any Sky Financial Common Shares which I receive in the Merger and that there will be placed on the certificates for such Sky Financial Common Shares, a legend stating in substance:

Sky Financial Group, Inc.
________________, 1999


                  "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) an effective registration statement under the Act,
         (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to the issuer or in accordance with a "no action" letter from the staff of the Securities and Exchange Commission, such shares are not required to be registered under the Act."

         It is understood and agreed that the legend set forth in Paragraph D above shall be removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to Sky Financial that such actions are appropriate under the then-existing circumstances.

                                             Very truly yours,


                                             _________________________
                                             (Name of Affiliate)

Date:  ____________, 1999
                                                   PLEASE PRINT YOUR NAME
Accepted this _____ day of ___________, 1999
                                                   HERE:________________________
SKY FINANCIAL GROUP INC.


By:_____________________________________
   Marty E. Adams
   President and Chief Operating Officer

                                                                      EXHIBIT C


         For purposes of determining the applicability of Section 8.01(e) of the Agreement, the following procedures and definitions shall apply:

         1. CONDITIONS. Both of the following conditions must exist in order for Section 8.01(e) to be triggered:

                  (i) the Average NMS Closing Price of SFG Common Stock (as defined in Section 8.01(e)) must be less than $25.00; and

                  (ii) (A) the number obtained by dividing the Average NMS Closing Price of SFG Common Stock by $30.75 (the "SFG Ratio") must be less than (B) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.10 from the quotient in this clause (ii) (B) (the "Index Ratio").

         2.  DEFINITIONS. The following terms have the meanings indicated below:

         "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the appropriate weight.

         "Final Price," with respect to any company belonging to the Index Group, means the arithmetic mean of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the same ten (10) trading days used in calculating the Average NMS Closing Price of SFG Common Stock (i.e., the valuation date).

         "Index Group" means the 23 financial institutions holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the date of the Agreement and ending on the valuation date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the valuation date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 23 financial institution holding companies and the weights attributed to them are as follows:





                                                                                              Index
                 Ticker                                  Name                               Weighting
                 ------                                  ----                               ---------

                   MTB                              M&T Bank Corp.                            11.0%
                   OK                          Old Kent Financial Corp.                       11.3%
                  CBSH                         Commerce Bancshares Inc.                        7.5%
                  ASBC                           Associated Banc-Corp                          6.5%
                   TCB                           TCF Financial Corp.                           6.3%
                  PFGI                      Provident Financial Group Inc.                     5.2%
                  KSTN                         Keystone Financial Inc.                         5.3%
                   BNK                           CNB Bancshares, Inc.                          4.8%
                  UMBF                           UMB Financial Corp.                           2.7%
                  FMER                             FirstMerit Corp.                            5.2%
                  OLDB                           Old National Bancorp                          4.5%
                  CFBX                        Community First Bankshares                       2.8%
                   OV                          One Valley Bancorp Inc.                         3.5%
                  FULT                          Fulton Financial Corp.                         4.2%
                  FMBI                        First Midwest Bancorp Inc.                       3.3%
                  CBCF                          Citizens Banking Corp.                         2.7%
                  AMFI                          AMCORE Financial Inc.                          2.0%
                  UBSI                          United Bankshares Inc.                         3.2%
                  SUSQ                       Susquehanna Bancshares Inc.                       2.2%
                  FBAN                               F.N.B. Corp.                              1.4%
                   FCF                       First Commonwealth Financial                      1.6%
                  UBAN                             USBANCORP, Inc.                             0.8%
                  STBA                            S&T Bancorp, Inc.                            2.2%




         "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of the Agreement.

If SFG or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the valuation date, the prices for the common stock of such company will be appropriately adjusted.

         3. PROCEDURES. In the event that both of the conditions specified in paragraph 1 above are met, the parties agree that for a fifteen (15) day period commencing on the date the parties determine the conditions have been met, SFG at its option ("Option") may decide to distribute to FWB stockholders, pursuant to the Agreement, the number of shares of SFG Common Stock necessary for the Exchange Ratio to equal 30.28 divided by the Average NMS Closing Price of SFG Common Stock. In the event SFG exercises the Option, FWB shall have no right to terminate this Agreement pursuant to Section 8.01(e). In the event SFG determines not to exercise the Option, it will so advise FWB in writing, and thereafter, for a three (3) day period FWB may exercise its right to terminate this Agreement pursuant to Section 8.01(e).

         Prior to making any decision to terminate (or allow the termination of) the Agreement, the FWB Board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision. It is not possible to know whether such termination right will be triggered until after the valuation date. The FWB Board has made no decision as to whether it would exercise its right to terminate the Agreement if the termination right in Section 8.01(e) is triggered. In considering whether to exercise its termination right in such situation, the FWB Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Agreement by the stockholders of FWB will confer on the FWB Board the power, consistent with its fiduciary duties, to elect to consummate the Parent Merger in the event the termination right is triggered without any further action by, or resolicitation of, the shareholders of FWB. If the FWB Board elects to exercise its termination right, FWB must give SFG prompt notice of that decision but the FWB Board may withdraw such notice, at its sole option, at any time.




                                       3